Exhibit (4)(d)

[ ]

DELAWARE LIFE INSURANCE COMPANY

[Service Address

P.O. Box 80428

Indianapolis, IN 46280-0428]

[1-877-253-2323]

[www.delawarelife.com]

Guaranteed Minimum Accumulation Benefit Rider

This Rider is attached to and made part of the contract as of the Contract Date and the provisions of this Rider apply in lieu of any contract provisions to the contrary.

This Rider provides a Guaranteed Minimum Accumulation Benefit (“GMAB”). The determination of the GMAB is described herein.

The purpose of this Rider is to guarantee that the Contract Value will not be less than the Guaranteed Minimum Accumulation Benefit at the end of a Term.

Signed for Delaware Life Insurance Company.

[ ]	[ ]

[Michael S. Bloom] Secretary	[Daniel J. Towriss] President

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DEFINITIONS

Capitalized terms not defined in this Rider are defined in the contract.

Annual Rider Fee Rate: The Annual Rider Fee Rate is the rate used to calculate the Rider Fee. The Annual Rider Fee Rate is shown on the applicable Additional Benefit Specifications Page and will never exceed the Maximum Annual Rider Fee Rate shown on the applicable Additional Benefit Specifications Page.

Designated Investment Option: Any Investment Option that the Company makes available for use with this Rider.

GMAB Credit: The amount by which the Contract Value is credited on a Term End Date.

GMAB Factor: The rate by which the Contract Value and subsequent Purchase Payments are multiplied in the calculation of the GMAB Base. The initial GMAB Factor is shown in the applicable Additional Benefits Specification Pages.

Guaranteed Minimum Accumulation Benefit Base (“GMAB Base”): The amount used to determine the GMAB Credit, if any, on a Term End Date. The GMAB Base is equal to the Contract Value on a Term Start Date multiplied by the GMAB Factor and adjusted for any subsequent Purchase Payments and partial withdrawals.

Rider Fee: The charge for this Rider, calculated as the Annual Rider Fee Rate, divided by four, and then multiplied by the GMAB Base. The Rider Fee will continue to be deducted until the earliest of the Annuity Income Date, the date on which the Contract Value equals zero, or the termination of this Rider.

Rider Quarter: A three-month period while this Rider is in effect with the first Rider Quarter beginning on the Issue Date.

Subsequent Purchase Payment Adjustment Factor: The rate by which a subsequent Purchase Payment is multiplied in the calculation of the GMAB Base. The applicable Subsequent Purchase Payment Adjustment Factor will depend on the point in time the Purchase Payment is received during the Term. The Subsequent Purchase Payment Adjustment Factors for the initial Term are shown in the applicable Additional Benefit Specifications Page.

Term: The length of time between a Term Start Date and Term End Date. The initial Term is shown in the applicable Additional Benefits Specification Pages.

Term End Date: The Contract Anniversary on which a Term ends and the GMAB Credit, if any, is applied to the Contract Value.

Term Start Date: The Contract Anniversary on which a Term begins. The initial Term Start Date is the Issue Date.

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RIDER TERMS AND PROVISIONS

GMAB Base

On the Term Start Date, the GMAB Base is equal to the Contract Value multiplied by the GMAB Factor. On the initial Term Start Date, the Contract Value is equal to the sum of Purchase Payments received. After the Term Start Date, the GMAB Base is:

•	increased by any Purchase Payment received by the Company on that day, adjusted as described below; and

•	decreased proportionally by any partial withdrawal.

The GMAB Base is an amount used to calculate the GMAB Credit under this Rider. The GMAB Base is not available for withdrawal, surrender, as a death benefit, or for application to any Annuity Option. Upon termination of this Rider, the GMAB Base will no longer be calculated or maintained for any purpose thereafter.

Effect of subsequent Purchase Payments

If any subsequent Purchase Payments are made during the Term, a portion of each Purchase Payment will increase the GMAB Base. The increase in the GMAB Base is equal to:

A x B x C

Where:

•	A is the amount of the subsequent Purchase Payment;

•	B is the applicable Subsequent Purchase Payment Adjustment Factor;

•	C is the GMAB Factor.

Effect of Withdrawals

If any withdrawals are made during the Term, each withdrawal will reduce the GMAB Base in the same proportion as the Contract Value is reduced by the withdrawal. The reduction in the GMAB Base may be more than the amount of the withdrawal.

A withdrawal will reduce your GMAB Base such that the GMAB Base after the withdrawal is equal to:

A x (1 – (B/C))

Where:

•	A is the GMAB Base before the withdrawal;

•	B is the amount of the withdrawal including any Withdrawal Charges; and

•	C is the Contract Value before the withdrawal.

GMAB Credit

The GMAB Credit is equal to:

•	The GMAB Base on the Term End Date; minus

•	The Contract Value on the Term End Date.

On the Term End Date, if the GMAB Base is higher than the Contract Value, the GMAB Credit will be allocated in the same manner described for subsequent Purchase Payments in the Allocation of Purchase Payments provision of your contract..

If the GMAB Base is less than or equal to the Contract Value on the Term End Date, the GMAB Credit is 0.

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Rider Fee

On the last day of each Rider Quarter, the Rider Fee is calculated by dividing the Annual Rider Fee Rate by four and then multiplying by the GMAB Base. The Rider Fee is calculated and deducted pro rata on the last day of each    Rider Quarter from each Investment Option to which the Contract Value is allocated. If the Rider terminates on any day except the last day of the Rider Quarter, we will deduct a proportional amount of the Rider Fee to reflect the time elapsed between the first day of the current Rider Quarter and the day the Rider terminates. After this Rider is terminated, the Rider Fee is also terminated.

In addition, in the event of a partial withdrawal, we will deduct a proportionate Rider Fee from the amount withdrawn. The proportionate Rider Fee is based on the time elapsed between the first day of the current Rider Quarter and the day of the withdrawal, and the proportion of the Contract Value withdrawn, including any Withdrawal Charges.

A Rider Fee will continue to be deducted until the earliest of the Annuity Income Date, the date on which the Contract Value equals zero, or the termination of this Rider.

The Company reserves the right to increase the Annual Rider Fee Rate for successive Terms, subject to the Maximum Annual Rider Fee Rate.

Successive Terms

Prior to the end of each Term, you may elect to continue this Guaranteed Minimum Accumulation Benefit Rider by selecting a successive Term made available by the Company. We will provide you with a notice showing the available Terms and their applicable Designated Investment Options, GMAB Factor, Subsequent Purchase Payment Adjustment Factors and Annual Rider Fee Rate. To begin a successive Term, you must provide us with notice of your election by the deadline established in the notice. If your Contract Value is allocated to Subaccounts that are not Designated Investment Options for the successive term, you must provide a transfer request, effective on the Term Start Date of the successive Term, such that your entire Contract Value is allocated to the Designated Investment Options for that Term. You may provide notice by submitting a Written Request on our form or, in our discretion, by other means acceptable to us, which may include notice by telephone or by electronic submission through our website.

If you do not provide us with notice by the deadline established in the notice, this Rider will terminate and you will not be able to elect a successive Term at any time in the future.

Designated Investment Options

While this Rider is in effect, all Purchase Payments and your entire Contract Value must be allocated only among the Designated Investment Options. The Designated Investment Options for the initial Term are shown on the applicable Additional Benefit Specifications Page and will not change during the Term except in circumstances when a Designated Investment Option is no longer available as a Subaccount. You will be notified in writing in the event a Designated Investment Option is no longer available. To make an additional Purchase Payment or a transfer thereafter, you must change your allocation instructions to exclude the closed Designated Investment Option. Your entire Contract Value will then be reallocated according to your new allocation instructions.

At any time, the Owner may reallocate the Contract Value among the available Designated Investment Options in accordance with the Transfer Privilege provision of the contract.

Allocation of Purchase Payments and transfers of Contract Value to Subaccounts that are not Designated Investment Options are not permitted while this Rider is in effect.

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Fixed Account Restriction

While this Rider is in effect, any transfer of Contract Value or allocation of Purchase Payments to a Guarantee Period of the Fixed Account is not permitted.

Spousal Continuation

If the sole designated Beneficiary is the surviving spouse of a deceased Owner, the spouse can elect to continue the contract in the spouse’s own name as Owner and retain this Rider.

Reports

The Company will send a report to the Owner at least once each Contract Year that shows the GMAB Base at the end of the current report period as long as this Rider is in effect.

Termination of Rider

Termination of this Rider will occur upon the earliest of:

•	The Term End Date, after the calculation and crediting of GMAB Credit, if any unless the Owner elects to begin a successive Term;

•	The Annuity Income Date under the contract; or

•	Termination of the contract.

This Rider may not be voluntarily terminated by the Owner.

If this Rider is terminated for any reason prior to a Term End Date, there will be no GMAB Credit.

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